Exhibit 4.13

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as the “Agreement”) was entered into by the following parties on April 28, 2020:

1.Each shareholder listed in Annex I (hereinafter referred to as the “Pledgor” separately and collectively)

2.Yunmi Hulian Technology (Guangdong) Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registered Address: No.1-7, North Side of the First Floor of Building A, No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan

Legal Representative: LI Xiang

3.Foshan Yunmi Electric Appliances Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registered Address: No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)

Legal Representative: CHEN Xiaoping

(In this Agreement, the above parties are respectively referred to as a “Party” and collectively referred to as the “Parties”.)

WHEREAS:

(1)

The Pledgor is a shareholder of record of the Company and holds the entire equities in the Company (hereinafter referred to as the “Equities of the Company”) according to law, and the amount of its contribution in the registered capital of the Company and the percentage of its shareholding as of the date hereof is as shown in Annex I.

(2)

Pursuant to the “Exclusive Option Agreement” dated April 28, 2020 (the “Option Agreement”) entered into by the Parties hereto, the Pledgor or the Company shall, under the conditions permitted by the laws of the PRC and upon the request of the Pledgee, transfer to the Pledgee and/or any other entity or individual designated by it, all or part of its equities in the Company or all or part of the assets of the Company.

(3)

Pursuant to the “Shareholders’ Voting Proxy Agreement” dated April 28, 2020 (the “Voting Proxy Agreement”) entered into by the Parties hereto, the Pledgor has irrevocably and fully delegated to the Pledgee the right to exercise all of its shareholder voting rights in the Company on its behalf.

(4)

Pursuant to the “Exclusive Consulting and Service Agreement” dated April 28, 2020 (the “Consulting and Service Agreement”) between the Company and the Pledgee, the Company has exclusively engaged the Pledgee to provide relevant consulting services and agreed to pay the Pledgee the corresponding service fees for such services.

(5)

As security for the performance of its contractual obligations (as defined below) and the settlement of the secured debts (as defined below), the Pledgor is willing to pledge all of its equities in the Company to the Pledgee and grant the Pledgee the first-refundable right of pledge, and the Company agrees to such an equity pledge arrangement.

Through consultation, the Parties hereby agree as follows:

Article 1 Definition

1.1	Unless otherwise explained according to the context, the following terms herein will be construed as follows:

“Contractual obligations”:

Refers to all contractual obligations of the Pledgor under the Option Agreement and the Voting Proxy Agreement; all contractual obligations of the Company under the Option Agreement, the Voting Proxy Agreement and the Consulting and Service Agreement; and all contractual obligations of the Pledgor and the Company under this Agreement.

“Secured debts”:

Refers to all direct, indirect and consequential losses and losses of predictable benefits suffered by the Pledgee as a result of any event of default (as defined below) by the Pledgor and/or the Company, the amount of such losses being based on but not limited to the Pledgee’s reasonable business plans and earnings forecasts, and all costs incurred by the Pledgee to enforce the Pledgor’s and/or the Company’s performance of its contractual obligations.

“Transaction agreement”:	Refers to the Option Agreement, the Voting Proxy Agreement and the Consulting and Service Agreement.

“Event of default”:

Refers to a breach by any Pledgor of any of its contractual obligations under the Option Agreement, the Voting Proxy Agreement and/or this Agreement, and a breach by the Company of any of its contractual obligations under the Option Agreement, the Voting Proxy Agreement, the Consulting and Service Agreement and/or this Agreement.

“Pledged equity”:

Refers to all of the equities in the Company legally owned by the Pledgor at the time this Agreement becomes effective and which will be pledged to the Pledgee in accordance with the provisions hereof as security for the performance of its contractual obligations together with the Company (the specific pledged equity of each Pledgor is set forth in Annex I) and the increased capital contribution and dividends described in Articles 2.6 and 2.7 hereof.

“Laws of the PRC”:

Refers to the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the People’s Republic of China in effect at the time.

1.2

Any reference herein to any laws of the PRC shall be deemed to (1) include references to amendments, modifications, additions and re-enactments of such Laws, whether in effect before or after the date hereof; and (2) include references to other decisions, notices and regulations made pursuant to or in effect by virtue of the provisions thereof.

1.3	Unless the context hereof indicates otherwise, references herein to articles, paragraphs, items or subparagraphs are to their respective parts hereof.

Article 2 Equity Pledge

2.1

The Pledgor hereby agrees to pledge its legally owned and disposable pledged equity to the Pledgee as security for repayment of the secured debts in accordance with the provisions hereof. The Company hereby agrees that the Pledgor may pledge the pledged equity to the Pledgee in accordance herewith. In particular, as at the date hereof: the Pledgor shall pledge to the Pledgee the equities representing 100% of the registered capital of the Company (equivalent to a capital contribution of RMB10,000,000) held by it.

2.2

Unless otherwise agreed by the Parties hereto, the Pledgor undertakes that it will be responsible for registering the equity pledge arrangement hereunder (the “Equity Pledge”) with the business registration authority of the Company at an appropriate time after the signing hereof. The Company undertakes that it will use its best endeavors to cooperate with the Pledgor in completing the business registration mentioned. The Equity Pledge hereunder shall be created upon the registration of the pledge with the business registration authority of the Company.

2.3

During the validity hereof, the Pledgee shall not be liable for any diminution in value of the pledged equity, nor shall the Pledgor be entitled to any form of recourse or claim against the Pledgee, unless the Pledgee intentionally or negligently causes the result.

2.4

Subject to the provisions of Article 2.3 above, if the value of the pledged equity is significantly reduced to the extent that the rights of the Pledgee are jeopardized, the Pledgee may at any time sell or auction the pledged equity on behalf of the Pledgor and agree with the Pledgor to apply the proceeds of the auction or sale to early settlement of the secured debts or to deposit with the notary office where the Pledgee is located (any expenses incurred therein shall be borne by the Pledgee). In addition, the Pledgor shall, upon request of the Pledgee, provide other property as security for the secured debts.

2.5	In the event of any default, the Pledgee shall be entitled to dispose of the pledged equity in the manner provided in Article 4 hereof.
2.6

The Pledgor may increase capital of the Company only with prior consent of the Pledgee. And the amount of the Pledgor’s capital contribution in the registered capital of the Company as a result of capital increase also constitutes a pledged equity.

2.7	The Pledgor may receive dividends or distributions in respect of the pledged equity with prior consent of the Pledgee.
2.8	The Pledgee shall be entitled to dispose of any of the pledged equity of the Pledgor in accordance with the provisions hereof in case of an event of default.

Article 3 Release of Pledge

3.1

After the Pledgor and the Company have fully and completely performed all contractual obligations and discharged all secured debts, the Pledgee shall, upon request of the Pledgor, release the equity pledge hereunder and cooperate with the Pledgor in deregistering the equity pledge, with the reasonable expenses incurred in the course borne by the Pledgee.

Article 4 Disposal of Pledged Equity

4.1

The Parties hereby agree that in the event of any event of default, the Pledgee shall be entitled, upon giving a written notice to the Pledgor, to exercise all of its rights and powers to remedy the default under the laws of the PRC, the transaction agreement and the terms hereof, including (but not limited to) auction or sale of the pledged equity for priority of payment. And the Pledgee shall not be liable for any loss arising from its reasonable exercise of such rights and powers.

4.2

The Pledgee shall be entitled to appoint in writing its attorney or other agent to exercise any and all of its rights and powers as aforesaid, and neither the Pledgor nor the Company shall object thereto.

4.3

The Pledgee shall be entitled to deduct from the sums received by it for the exercise of any or all of the above rights and powers the reasonable expenses incurred by the Pledgee in the exercise of such rights and powers.

4.4	The sums received by the Pledgee in the exercise of its rights and powers shall be treated in the following order:

Firstly, pay all expenses incurred in connection with the disposition of the pledged equity and the exercise of the Pledgee’s rights and powers (including remuneration of its attorneys and agents);

Secondly, pay the taxes and fees due as a result of disposition of the pledged equity; and

Thirdly, repay the secured debts to the Pledgee.

If there is any balance after deducting the above, the Pledgee shall return the balance to the Pledgor or other persons entitled to such amount under relevant laws and regulations or deposit it to the notary office where the Pledgee is located (any expenses arising therefrom shall be borne entirely by the Pledgee).

4.5

The Pledgee shall be entitled to exercise any default remedies to which it is entitled at the same time or in succession at its option, and the Pledgee shall not be required to exercise any other default remedies before exercising its right to auction or sell the pledged equity hereunder.

Article 5 Costs and Expenses

5.1

All actual expenses in connection with the creation of the equity pledge hereunder, including (but not limited to) stamp duty, any other taxes and all legal fees, shall be borne by the Parties, respectively.

Article 6 Continuity and Non-waiver

6.1

The equity pledge created hereunder is a continuing guarantee and shall remain valid until the contractual obligations are fully fulfilled or the secured debts are fully discharged. No waiver or relief by the Pledgee from any default of the Pledgor or delay by the Pledgee in exercising any of its rights under the transaction agreement and this Agreement shall affect the Pledgee’s rights under this Agreement and the relevant laws of the PRC and the transaction agreement to require strict performance of the transaction agreement and this Agreement by the Pledgor at any time thereafter or the Pledgee’s rights arising from any subsequent breach of the transaction agreement and/or this Agreement by the Pledgor.

Article 7 Representation and Warranty of the Pledgor

Each Pledgor represents and warrants to the Pledgee separately as follows.

7.1	The Pledgor is in full capacity and has the legal right and ability to execute this Agreement and assume legal obligations hereunder.
7.2

All reports, documents and information provided by the Pledgor to the Pledgee prior to the entry into force hereof relating to the Pledgor and all matters required hereby are true and correct in all material respects at the time of the entry into force hereof.

7.3

All reports, documents and information provided by the Pledgor to the Pledgee after the entry into force hereof relating to the Pledgor and all matters required hereby are true and effective in all material respects at the time of such provision.

7.4

The Pledgor is the sole legal owner of the pledged equity at the time this Agreement becomes effective and there is no existing dispute as to the ownership of the pledged equity. And the Pledgor shall be entitled to dispose of the pledged equity and any part thereof.

7.5

Except for the security interest created in the pledged equity by virtue hereof and the rights created under the transaction agreement, the pledged equity is free from any other security interest or interest of third parties and any other restrictions.

7.6	The pledged equity can be legally pledged and transferable, and the Pledgor has full rights and powers to pledge the pledged equity to the Pledgee in accordance with the provisions hereof.

7.7	When duly signed by the Pledgor, this Agreement shall constitute a legal, valid and binding obligation for the Pledgor.
7.8

The consent, permission, waiver or authorization of any third party, the approval, license or waiver of or the registration or filing with any governmental agency (if required by law) required to be obtained in connection with the execution and performance hereof and the equity pledge hereunder has been obtained or processed and will be in full force and effect during the term hereof.

7.9

The execution and performance hereof by the Pledgor is not inconsistent with or in conflict with all applicable laws, any agreement to which it is a party or by which its assets are bound, any court judgment, any arbitration award or decision of any administrative authority.

7.10	The pledge hereunder constitutes a security interest in the pledged equity in the first order.
7.11	All taxes and fees payable in connection with the acquisition of the pledged equity have been paid in full by the Pledgor.
7.12

There is no action, proceeding or petition pending or, to the knowledge of the Pledgor, threatened in any court or tribunal against the Pledgor, its property or the pledged equity, nor is there any action, proceeding or petition pending or, to the knowledge of the Pledgor, threatened in any governmental or administrative agency against the Pledgor, its property or the pledged equity, which would have any effect on financial conditions of the Pledgor or its ability to perform its obligations and guarantee liabilities hereunder in a material or adverse manner.

7.13

The Pledgor hereby warrants to the Pledgee that the foregoing representations and warranties will be true and correct and will be fully complied with at all times and under all circumstances until the contractual obligations are fully fulfilled or the secured debts are fully discharged.

7.14

If receiving any dividends, bonuses, etc. from the Company during the term hereof, the Pledgor agrees to immediately and unconditionally grant such dividends, bonuses, etc. to the Pledgee or an entity/individual designated by the Pledgee.

7.15

If the Company is required to be dissolved or liquidated according to the mandatory provisions of applicable laws, the Pledgor shall, upon completion of the dissolution or liquidation procedures by the Company according to law, grant any benefits distributed from the Company according to law to the Pledgee or an entity/individual designated by the Pledgee, provided that such distribution is not contrary to the laws of the PRC.

Article 8 Representation and Warranty of the Company

The Company represents and warrants to the Pledgee as follows:

8.1

The Company is a limited liability company duly registered and legally subsisting under the laws of the PRC with independent corporate capacity; has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and can independently act as a Party to the subject of litigation.

8.2

All reports, documents and information provided by the Company to the Pledgee prior to the effective date hereof relating to the pledged equity and all matters required hereby are true and correct in all material respects at the effective date hereof.

8.3

All reports, documents and information provided by the Company to the Pledgee after the effective date hereof relating to the pledged equity and all matters required hereby are true and correct in all material respects at the effective date hereof.

8.4	When duly signed by the Company, this Agreement shall constitute a legal, valid and binding obligation for the Company.

8.5

It has full power and authority within the Company to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions described herein, and has full power and authority to consummate the transactions described herein.

8.6

There is no action, proceeding or petition pending or, to the knowledge of the Company, threatened in any court or tribunal against the pledged equity, the Company or its assets, nor is there any action, proceeding or petition pending or, to the knowledge of the Company, threatened in any governmental or administrative agency against the pledged equity, the Company or its assets, which would have any effect on financial conditions of the Company or the Pledgor’s ability to perform its obligations and guarantee liabilities hereunder in a material or adverse manner.

8.7	The Company hereby agrees to be jointly and severally liable to the Pledgee for the representations and warranties made by each Pledgor under Articles 7.4, 7.5, 7.6, 7.8 and 7.10 hereof.
8.8

The Company hereby warrants to the Pledgee that the above representations and warranties will be true and correct and will be fully complied with at all times and under all circumstances until the contractual obligations are fully fulfilled or the secured debts are fully discharged.

8.9

If the Company is required to be dissolved or liquidated in accordance with the mandatory provisions of the laws of the PRC, the assets of the Company shall be sold to the Pledgee or an eligible entity/individual designated by it at the lowest price permitted by laws of the PRC at that time, subject to compliance with such laws.

Article 9 Undertakings of the Pledgor

Each Pledgor hereby undertakes to the Pledgee separately as follows:

9.1

The Pledgor shall not create or permit the creation of any new pledge or any other security interest over the pledged equity without prior written consent of the Pledgee, and any pledge or any other security interest over all or part of the pledged equity without prior written consent of the Pledgee shall be null and void.

9.2

The Pledgor shall not transfer the pledged equity without prior written notice to and prior written consent of the Pledgee, and all proposed transfers of the pledged equity by the Pledgor shall be null and void. The proceeds from the transfer of the pledged equity by the Pledgor shall first be used to pay off the secured debts to the Pledgee in advance or to deposit it with a third party as agreed with the Pledgee.

9.3

In the event of any legal proceedings, arbitration or other claims which may adversely affect the interests or the pledged equity of the Pledgor or the Pledgee under the transaction agreement and this Agreement, the Pledgor undertakes to notify the Pledgee in writing as soon as possible and in a timely manner and to take all necessary measures to secure the Pledgee’s pledge interests in the pledged equity upon reasonable request of the Pledgee.

9.4

The Pledgor shall not perform or permit any act or action that may adversely affect the Pledgee’s interests or pledged equity under the transaction agreement and this Agreement. And each Pledgor waives the right of first refusal in the event that the Pledgee realizes its pledge.

9.5

The Pledgor undertakes to take all necessary measures and execute all necessary documents (including but not limited to supplements hereto) as reasonably requested by the Pledgee, so as to ensure the Pledgee’s pledge interests in the pledged equity and the exercise and realization of such rights.

9.6	If any transfer of the pledged equity arises from the exercise of the pledge rights hereunder, the Pledgor undertakes to take all measures to effect such transfer.
9.7	The Pledgor ensures that the convening procedures, voting methods and contents of the Company’s shareholders’ meetings and board meetings convened for the purpose of the signing hereof, and the creation and the exercise of the pledge do not violate laws, administrative regulations or the Articles of Association of the Company.
9.8	Unless prior consent of the Pledgee, the Pledgor shall not be entitled to assign any of its rights and obligations hereunder.

Article 10 Undertakings of the Company

10.1

In the event that the consent, permission, waiver or authorization of any third party or the approval, license or waiver of or the registration or filing with any governmental agency (if required by law) is required for the execution and performance hereof and the equity pledge hereunder, the Company will endeavor to assist in obtaining them and keeping them in full force and effect during the term hereof.

10.2	The Company will not assist or permit the Pledgor to create any new pledge or any other security interest in the pledged equity without prior written consent of the Pledgee.
10.3	The Company will not assist or permit the Pledgor to transfer the pledged equity without prior written consent of the Pledgee.
10.4

In the event of any legal proceedings, arbitration or other claims which may adversely affect the Company, the pledged equity or the Pledgee’s interests under the transaction agreement and this Agreement, the Company undertakes to notify the Pledgee in writing as soon as possible and in a timely manner and to take all necessary measures to secure the Pledgee’s pledged interests in the pledged equity upon reasonable request of the Pledgee.

10.5	The Company shall not perform or permit any act or action that may adversely affect the Pledgee’s interests or pledged equity under the transaction agreement and this Agreement.
10.6

The Pledgor will provide the Pledgee with financial statements of the Company for the previous Gregorian calendar quarter, including (but not limited to) balance sheet, income statement and cash flow statement, within the first month of each Gregorian calendar quarter.

10.7

The Company undertakes to take all necessary measures and execute all necessary documents (including but not limited to supplements hereto) as reasonably requested by the Pledgee to ensure the Pledgee’s pledge interests in the pledged equity and the exercise and realization of such rights.

10.8	In the event of any transfer of the pledged equity as a result of the exercise of the pledge rights hereunder, the Company undertakes to take all measures to effect such transfer.

Article 11 Change of Circumstances

11.1

Supplementary to and not inconsistent with the transaction agreement and the other provisions hereof, if at any time, by reason of the enactment or change of any PRC laws, statutes or regulations, or by reason of a change in the interpretation or application of such laws, statutes or regulations, or by reason of a change in the relevant registration procedures, the Pledgee considers that maintaining this Agreement in force and/or disposing of the pledged equity in the manner provided herein becomes unlawful or contrary to such laws, rules or regulations, the Pledgor and the Company shall immediately take any action and/or execute any agreement or other documents as the Pledgee may reasonably request, as directed in writing by the Pledgee, to:

(1)  keep this Agreement in force;

(2)  facilitate the disposition of the pledged equity in the manner provided herein; and/or

(3)  maintain or effectuate the security created or intended to be created hereby.

Article 12 Entry into Force and Duration of This Agreement

12.1	This Agreement shall enter into force on the date of its formal signature by the Parties hereto.
12.2	The term hereof shall be until the contractual obligations have been fully fulfilled or the secured debts have been fully discharged.

Article 13 Notice

13.1	Any notices, requests, demands and other communications required by or under this Agreement shall be in writing and served on the Party concerned.
13.2

Such notices or other communications shall be deemed served upon dispatch if sent by facsimile or telex, upon personal delivery if delivered in person, or upon posting five (5) days after posting if sent by mail.

Article 14 Miscellaneous

14.1

The Pledgor and the Company agree that the Pledgee’s rights and/or obligations hereunder may be assigned to any third party upon notice to the Pledgor and the Company by the Pledgee; provided, however, that Pledgor or the Company shall not assign its rights, obligations or liabilities hereunder to any third party without prior written consent of the Pledgee. The successor or permitted assignee (if any) of the Pledgor and the Company shall continue to perform the respective obligations of the Pledgor and the Company hereunder.

14.2

The amount of the secured debts as determined by the Pledgee in its sole discretion upon exercising its right to pledge the pledged equities in accordance with the provisions hereof shall be conclusive evidence of the secured debts hereunder.

14.3	This Agreement is made in Chinese with four (4) originals, one (1) copy for each Party hereto.
14.4	Laws of the PRC shall apply to the conclusion, entry into force, performance, amendment, interpretation and termination hereof.
14.5

Any dispute arising under and in connection with this Agreement shall be settled through negotiation by all the Parties. If the Parties fail to reach an agreement within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules in effect at the time. The place of arbitration shall be Beijing, the language used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on all Parties hereto.

14.6

Any rights, powers and remedies conferred on the Parties by any provision hereof shall not preclude any other rights, powers or remedies to which such Party may be entitled under the provisions of law and other provisions hereunder, and the exercise by one Party of its rights, powers and remedies shall not preclude the exercise by such Party of its other rights, powers and remedies.

14.7

One Party’s failure to exercise or delay in exercising any of its rights, powers and remedies hereunder or at law (hereinafter referred to as “Such Rights”) will not result in a waiver of Such Rights, and any waiver of any single or partial exercise of such Party’s rights will not preclude any other exercise of Such Rights by such Party and any other exercise of such Party’s rights.

14.8	The headings of the articles hereof are for indexing purposes only and in no event shall such headings be used or affect the interpretation of the provisions hereof.
14.9

Each provision hereof shall be severable and independent of every other provision. If at any time any one or more of the provisions hereof shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

14.10

Any amendment or supplement to this Agreement must be in writing and, except for the assignment by the Pledgee of its rights hereunder pursuant to Article 14.1, no amendment or supplement to this Agreement shall be effective until properly executed by the Parties hereto.

14.11	This Agreement shall be binding on legal successors of the Parties hereto.

[No body text below]

[Signing Page for Equity Pledge Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Equity Pledge Agreement to be executed on the date first written above.

CHEN Xiaoping

Signature: /s/ CHEN Xiaoping

Shenzhen Yungui Consulting Partnership (Limited Partnership) (Seal)

Signature: /s/ CHEN Xiaoping

Name: CHEN Xiaoping

Position: Authorized signatory

Lequan Technology (Beijing) Co., Ltd (seal)

Signature: /s/ CHEN Xiaoping

Name: CHEN Xiaoping

Position: Authorized signatory

Yunmi Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature: /s/ LI Xiang

Name: LI Xiang

Position: Legal representative

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature: /s/ CHEN Xiaoping

Name: CHEN Xiaoping

Position: Legal representative

Signing Page for Equity Pledge Agreement

Annex I:

Company Profile

Company Name:	Foshan Yunmi Electric Appliances Technology Co., Ltd.
Registered address:	No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)
Registered Capital:	RMB 10 million
Legal Representative:	CHEN Xiaoping
Shareholding Structure:

Shareholder Name	Amount of Capital Contribution (In RMB)	Ratio of Capital Contribution	ID Card Number/Company Registration Number
CHEN Xiaoping	9,977,756.28	99.78%	******
Shenzhen Yungui Consulting Partnership (Limited Partnership)	22,243.72	0.22%	91440300MA5FRBGX9W
Total	10,000,000	100%	-

Annex I